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                                                                   EXHIBIT 10.32

                FORM OF CHANGE IN CONTROL EMPLOYMENT AGREEMENT


     AGREEMENT by and between PathoGenesis Corporation, a Delaware corporation (the "Company"), and _______________________ ("Executive"), dated as of
_____________, 199___ (the "Agreement Date").


                                   Recitals

     A. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined below) of the Company.

     B. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage Executive's full attention and dedication to the Company, and to provide Executive with compensation and benefits arrangements upon a Change in Control which (i) will satisfy Executive's compensation and benefits expectations and (ii) are competitive with those of other public corporations.


                                   Agreement

     In consideration of the mutual agreements contained herein, the Company and Executive hereby agree as follows:

     1. Certain Definitions. The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms):

     "Accrued Annual Bonus" means the amount of any Annual Bonus of Executive accrued but not yet paid as of the Date of Termination.

     "Accrued Base Salary" means the amount of any Annual Base Salary of Executive accrued but not yet paid as of the Date of Termination.

     "Accrued Obligations" -- see Section 4(a)(i)(A)(1).

     "Affiliated Company" means a corporation, limited liability company, partnership or other business entity controlled by, controlling or under common control with the Company.

     "Agreement Term" means the period commencing on the Agreement Date and ending on the third anniversary of such date or, if later, such later date to which the Agreement Term is extended pursuant to the following sentence. On each day after the second anniversary of the Agreement Date, the Agreement Term shall be automatically extended by one day to create a new one-year term until, at any time on or after the second anniversary of the Agreement Date, the Company delivers a written notice (an "Expiration Notice") to Executive stating that this Agreement shall expire on a date specified in the Expiration Notice (the "Expiration Date") that is at least 12 months after the date the Expiration Notice is delivered to Executive; provided,
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however, that if a Change in Control occurs before the Expiration Date specified in an Expiration Notice, then (a) such Expiration Notice shall automatically be cancelled and of no further effect and (b) the Company shall not give Executive any additional Expiration Notice prior to the date which is 24 months after the Effective Date.

     "Annual Base Salary" -- see Section 2(b)(i).

     "Annual Bonus" -- see Section 2(b)(ii).

     "Board" means the board of directors of the Company.

     "Cause" -- see Section 3(b).

     "Change in Control" means any one or more of the following events:

          (A)  consummation of:

               (i) any merger, reorganization or consolidation of the Company or any Affiliated Company with or into any corporation or other Person if Persons who were the beneficial owners (as such term is used in Rule 13d-3 under the Exchange Act) of Voting Securities of the Company immediately before such merger, reorganization or consolidation are not, immediately thereafter, the beneficial owners, directly or indirectly, of at least 51% of the Voting Power of the corporation or other Person surviving or resulting from such merger, reorganization or consolidation (or the parent corporation thereof) in substantially the same respective proportions as their beneficial ownership, immediately before the consummation of such merger, reorganization or consolidation, of the then-outstanding Common Stock and Voting Power of the Company; or

               (ii) the sale or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale or other disposition by the Company of all or substantially all of its consolidated assets to an entity of which at least 51% of the then-outstanding common shares and the Voting Power immediately after such sale or other disposition are beneficially owned (as such term is used in Rule 13d-3 under the Exchange Act) by shareholders of the Company in substantially the same respective proportions as their beneficial ownership of Common Stock and Voting Power of the Company immediately before the consummation of such sale or other disposition; or

          (B) approval by Company shareholders of a complete liquidation or dissolution of the Company; or

          (C) the following individuals cease for any reason to constitute a majority of the directors of the Company then serving: individuals who, on the Agreement Date, constitute the Board and any subsequently-appointed or elected director of the Company (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds of the Company's directors

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     then in office whose appointment, election or nomination for election was previously so approved or recommended or who were directors on the Agreement Date; or

          (D) the acquisition or holding by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than by any Exempt Person, the Company, any Affiliated Company, any employee benefit plan of the Company or an Affiliated Company, of beneficial ownership (as such term is used in Rule 13d-3 under the Exchange
     Act) of 20% or more of the Company's then-outstanding Voting Securities; provided, however, that:

               (i) no such person, entity or group shall be deemed to own beneficially any securities held by the Company or an Affiliated Company or any employee benefit plan (or any related trust) of the Company or an Affiliated Company;

               (ii) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition if both (x) after giving effect to acquisition, such person, entity or group has beneficial ownership of less than 30% of the then-outstanding Voting Securities of the Company and (y) prior to such acquisition, at least two-thirds of the directors described in (and not excluded from) paragraph (C) of this definition vote to adopt a resolution of the Board to the specific effect that such acquisition shall not be deemed a Change in Control; and

               (iii) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition or holding in connection with any merger, reorganization or consolidation of the Company or any Affiliated Company which is not a Change in Control within the meaning of paragraph (A)(i) of this definition.

Notwithstanding the occurrence of any of the foregoing events, (a) no Change in Control shall occur if at least two-thirds of the directors described in (and not excluded from) paragraph (C) of this definition, in their sole and absolute discretion, vote to adopt a resolution of the Board to the specific effect that the occurrence of such event shall not be deemed a Change in Control and (b) no Change in Control shall occur with respect to Executive if (x) the event which otherwise would have been a Change in Control (or the transaction which resulted in such event) was initiated by Executive or was discussed by him with any third party, in either case without the approval of the Board with respect to Executive's initiation or discussion, as applicable, or (y) Executive is, by written agreement, a participant on Executive's own behalf in a transaction in which the persons (or their affiliates) with whom Executive has the written agreement cause the Change in Control to occur and, pursuant to the written agreement, Executive has an equity interest (or a right to acquire such equity interest) in the resulting entity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Date of Termination" means the effective date of any termination of Executive's employment for any or no reason, whether by the Company or by Executive, as specified in the Notice of Termination; provided, however, that if Executive's employment is terminated by reason of Executive's death or Disability, the Date of Termination shall be the date of death of or the Disability Effective Date, as the case may be.

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     "Disability" -- see Section 3(a).

     "Disability Effective Date" -- see Section 3(a).

     "Effective Date" means the first date during the Agreement Term on which a Change in Control occurs.

     "Employment Period" means the period commencing on the Effective Date and ending on the second anniversary of such date.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exempt Person" means any underwriter temporarily holding securities pursuant to an offering of such securities.

     "Good Reason" -- see Section 3(c).

     "including" means including without limitation.

     "Non-Employee Director" means a director of the Company who is not an employee of (i) the Company, (ii) any Affiliated Company or (iii) any Person who beneficially owns more than 30% of the Common Stock then outstanding.

     "Person" means any individual, corporation, partnership, limited liability company, sole proprietorship, trust or other entity.

     "Policies" means policies, practices and programs.

     "Prorated Annual Bonus" means (i) the product of the amount of the Annual Bonus to which Executive would have been entitled (based on target-level performance) if he had been employed by the Company on the last day of the Company's fiscal year that includes the Date of Termination and if performances were achieved at the target level for such fiscal year, multiplied by (ii) a fraction of which (x) the numerator is the number of days that have elapsed in such fiscal year through the Date of Termination and (y) the denominator is 365.

     "Taxes" means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

     "Voting Power" of an issuer means the combined voting power of the then-outstanding Voting Securities of the issuer.

     "Voting Securities" of an issuer means all securities of the issuer entitled to vote generally in the election of directors.

     2. Terms of Employment. The Company hereby agrees to continue Executive in its employ during the Employment Period on the following terms and conditions:

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     (a)  Position and Duties.

          (i) During the Employment Period, (A) Executive's position (including status, offices and titles), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held or exercised by or assigned to Executive at any time during the 90-day period immediately preceding the Effective Date and (B) Executive's services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.

          (ii) During the Employment Period, and excluding any periods of vacation, sick leave and disability to which Executive is entitled, Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Executive may (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities are consistent with the policies of the Company at the Effective Date and do not significantly interfere with the performance of Executive's responsibilities (as set forth in this Agreement) as an employee of the Company. To the extent that any such activities have been conducted by Executive prior to the Effective Date and were consistent with the policies of the Company at the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Company.

     (b)  Compensation.

          (i) Base Salary. During the Employment Period, Executive shall receive an annual base salary in cash ("Annual Base Salary"), which shall be paid in a manner consistent with the Company's payroll practices immediately preceding the Effective Date at a rate at least equal to 12 times the monthly base salary (unreduced by any salary reductions or deferrals pursuant to a plan maintained under Section 401(k) of the Code or any similar plan) paid or payable to Executive by the Company for the calendar month immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Company shall review the Annual Base Salary at least annually and shall increase Annual Base Salary at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to peer executives of the Company. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term "Annual Base Salary" shall refer to Annual Base Salary as so increased.

          (ii) Annual Bonus. In addition to Annual Base Salary, Executive shall be awarded, for each fiscal year part or all of which is included in the Employment Period, an annual bonus (the "Annual Bonus") in cash which is at least equal to the greater of

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     (A)  the amount of annual bonus actually paid to Executive during the fiscal year immediately preceding the Effective Date or (B) the target bonus for the Executive for the fiscal year that includes the Effective Date (or, if not yet determined for the current fiscal year, for the immediately preceding fiscal year) previously determined by the Board or the compensation committee of the Board (in either case (A) or (B), any such annual bonus amount to be annualized for any fiscal year consisting of less than 12 full months or with respect to which Executive has been employed by the Company for less than 12 full months). The Company shall pay each such Annual Bonus in cash no later than 90 days after the end of the fiscal year for which the Annual Bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus.

          (iii) Incentive, Savings and Other Plans. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, Executive shall be entitled to participate during the Employment Period in all incentive, stock option, savings and other plans and Policies applicable to peer executives of the Company, but in no event shall such plans and Policies provide Executive with incentive or other benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such plans and Policies as in effect at any time during the 90-day period immediately preceding the Effective Date.

          (iv) Welfare Benefit Plans. During the Employment Period, Executive and/or Executive's family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans and Policies provided by the Company and applicable to peer executives of the Company, but in no event shall such plans and Policies provide benefits which are less favorable, in the aggregate, than the most favorable of such plans and Policies in effect at any time during the 90-day period immediately preceding the Effective Date.

          (v) Expenses. During the Employment Period, Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable Policies of the Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

          (vi) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the most favorable plans and Policies of the Company in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

          (vii) Office; Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by the Company at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to peer executives of the Company.

          (viii) Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the most favorable plans and Policies of the Company

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     as in effect at any time during the 90-day period immediately preceding the
     Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to peer executives of the Company.

          (ix) Affiliated Companies. To the extent that, immediately prior to the Effective Date, Executive has been on the payroll of, and participated in the bonus, incentive or employee benefit plans of, an Affiliated Company, the references to the Company contained in Sections 2(b)(i) through 2(b)(viii) and elsewhere in this Agreement referring to benefits to which Executive may be entitled shall also refer to such Affiliated Company.

     3.   Termination of Employment.

          (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period, it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate as of the 30th day after Executive's receipt of such notice (the "Disability Effective Date"); provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. "Disability" means the absence of Executive from Executive's duties with the Company on a full-time basis for a period of time equal to the Waiting Period as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive's legal representative. "Waiting Period" means the waiting period under a long-term disability plan of the Company that is applicable to Executive and satisfies the requirements of Section 2(b)(iv).

     (b) Cause. The Company may terminate Executive's employment for Cause during the Employment Period. "Cause" means the occurrence of any one or more of the following actions or failures to act as determined by the Board in its reasonable judgment and in good faith:

          (i) embezzlement, fraud or theft by Executive with respect to the property of the Company or a conviction of Executive for any felony involving moral turpitude or causing material harm, financial or otherwise, to the Company;

          (ii) habitual neglect in the performance of Executive's significant duties (other than on account of incapacity due to physical or mental illness or Disability); or

          (iii) a demonstrably deliberate act or failure to act of Executive, including a violation of the rules or policies of the Company, which causes a material financial or other loss, damage or injury to the property, reputation or employees of the Company; provided, however, that, unless such act or failure to act was done by Executive in bad faith or without a reasonable belief that Executive's act or failure to act, as the case may be, was in the best interest of the Company or was required by applicable law, such act or failure to act shall not constitute Cause if, within 20 days after the Board or the Chief Executive Officer of the Company gives Executive written notice of such act or failure to act that specifically refers to this Section, Executive cures such act or failure to act to the fullest extent that it is curable;

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provided, however, that:

          (A) "Cause" shall not mean (x) bad judgment or negligence other than habitual neglect of significant duties or (y) any act or omission in respect of which the Board could have properly determined that Executive met the applicable standard of conduct for the indemnification or reimbursement under the by-laws of the Company or applicable law, in each case as in effect at the time of such act or omission; and

          (B) a termination of Executive's employment shall not be deemed to be for Cause unless each of the following conditions is satisfied:

               (1) The Company provides Executive a written notice (a "Notice of Intent to Terminate") not less than 30 days prior to the Date of Termination setting forth the Company's intention to consider terminating Executive's employment. Such Notice shall include a statement of the intended Date of Termination and a detailed description of the specific facts that the Company believes to constitute Cause.

               (2) Any act or omission of Executive alleged to constitute Cause shall have occurred not more than 12 months before the earliest date on which any member of the Board who is not a party to the act or omission knew or in the reasonable exercise of his or her duties as a director should have know of such act or omission.

               (3) Executive is offered an opportunity to respond to such Notice of Intent to Terminate by appearing in person, together with Executive's legal counsel, before the Board on a date specified in the Notice of Intent to Terminate, which date shall be at least 25 days after Executive's receipt of the Notice of Intent to Terminate and, in any event, at least five days prior to the Date of Termination proposed in such Notice.

               (4) By a vote of the Board that includes the affirmative vote of at least 75% of the Non-Employee Directors, the Board determines that the actions of Executive specified in the Notice of Intent to Terminate constitute Cause and that Executive's employment should accordingly be terminated for Cause.

               (5) The Company provides Executive with a copy of the Board's written determination pursuant to clause (4) setting forth in detail
          (a) the specific basis for such termination for Cause and (b) the Date of Termination (which date shall be not more than 15 days after the giving of such notice).

By determination of the Board, the Company may suspend Executive from Executive's duties for a period of up to 30 days with full pay and benefits thereunder during the period of time in which the Board is determining whether to terminate Executive for Cause. Any purported termination for Cause by the Company that does not satisfy each substantive and procedural requirement of this Section 3(b) shall be treated for all purposes under this Agreement as a termination by the Company without Cause.

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     (c)  Good Reason.  Executive may terminate Executive's employment at any time during the Employment Period for Good Reason. "Good Reason" means any one or more of the following:

          (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 2(a), or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

          (ii) any failure by the Company to comply with any of the provisions of Section 2(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

          (iii) any requirement that Executive be based at any office or location other than the location specified in Section 2(a)(i)(B);

          (iv) any purported termination by the Company of Executive's employment otherwise than as expressly permitted by this Agreement (it being understood that any such purported termination shall not be effective for any other purpose of this Agreement); or

          (v)    any failure by the Company to comply with Section 10(c).

          Any good faith determination of Good Reason made by Executive shall be conclusive.

     (d) Notice of Termination. Any termination of Executive's employment by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the Date of Termination (which date shall be not more than 15 days after the giving of such notice). The failure by Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive's rights thereunder.

     4.   Obligations of the Company upon Termination.

     (a)  Good Reason; Other Than for Cause, Death or Disability.

          (i) If, during the Employment Period, Executive's employment shall be terminated by the Company other than for Cause, or by reason of death or Disability, or by Executive for Good Reason, then the Company shall have all of the following obligations:

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               (A)  The Company shall pay to Executive the following amounts in a lump sum in cash within 10 days after the Date of Termination:

                    (1) an amount equal to the sum of the Accrued Base Salary, the Accrued Annual Bonus, any compensation previously deferred by Executive under any non-qualified deferred compensation plan or arrangement (together with any accrued interest or earnings thereon) and accrued but unpaid vacation pay (collectively, the "Accrued Obligations"),

                    (2)  the Prorated Annual Bonus, and

                    (3) the product of [two] [three] times the sum of (x) the Annual Base Salary and (y) the Annual Bonus.

               (B) Any stock options or similar equity incentive rights previously granted to Executive that are not then fully vested and exercisable pursuant to their terms shall become fully vested and immediately exercisable on the Date of Termination and, together with any stock options or similar equity incentive rights that vested on the Effective Date (to the extent such options or rights have not expired pursuant to their terms and are unexercised), remain exercisable until the earlier of (x) expiration in accordance with their terms or (y) the first anniversary of the Date of Termination. As to any other types of equity-based incentive awards previously granted to Executive under any equity-based incentive compensation plan or arrangement of the Company, any restrictions on exercise, payment or transfer shall immediately lapse, and (unless waived or deferred by Executive) Executive shall be paid any cash or property underlying such award, within 10 days after the Date of Termination, in all respect as though any vesting requirements or any corporate or individual performance goals associated with such awards had been met as of the Date of Termination.

               (C) (1) During the period commencing on the Date of Termination and continuing thereafter for two years, or such longer period as provided in any plan or Policy in which Executive is a participant as of the Date of Termination (such eligibility to be determined based on the terms of such plan or Policy as in effect on the Effective Date or, if more favorable to Executive, the terms of such plan or Policy as in effect on the Date of Termination), the Company shall continue to provide, at no cost to Executive, medical, dental and similar health care benefits (or, if such benefits are not available, the after-tax economic value thereof determined pursuant to paragraph (3) of this
               Section 4(a)(i)(C)) to Executive and Executive's family.

                    (2) The terms of such benefits shall be at least as favorable to Executive as the terms of the most favorable plans or Policies of the Company applicable to peer executives at Executive's Date of Termination, but in no event less favorable to Executive than the most favorable plans or Policies of the Company applicable to peer executives during the 90-day period immediately preceding the Effective Date.

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                    (3)  The after-tax economic value of any benefit to be
               provided pursuant to paragraph (i) above shall be deemed to be the present value of the premiums expected to be paid for all such benefits that are to be provided on an insured basis. The after-tax economic value of all other benefits shall be deemed to be the present value of the expected net cost to the Company of providing such benefits.

               (D) The Company shall cause Executive to receive, at the Company's expense, standard outplacement services from a nationally-recognized firm selected by Executive; provided that the cost to the Company of such services shall not exceed 15% of the sum of (x) Annual Base Salary and (y) the Annual Bonus in effect on the Date of Termination.

          (ii) If the present value as of the Effective Date, determined in accordance with Sections 280G(b)(2)(ii) and 280G(d)(4) of the Code (the "Present Value"), of the payments and distributions by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) in connection with, or arising out of, Executive's employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets ("Payments") exceeds 110% of the greatest Present Value of Payments (the "Safe Harbor Cap") that could be paid to Executive such that the receipt thereof would not give rise to any excise tax, then at Executive's option the Company shall reduce the maximum amounts payable under this Agreement to the maximum amount that could be paid to Executive such that the Present Value of the Payments does not exceed the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments as elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Present Value of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this paragraph.

          (iii) All determinations required to be made under the first sentence of paragraph (ii) above shall be made by a nationally recognized certified public accounting firm (which shall not be the firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control) designated by Executive, which shall provide detailed supporting calculations both to the Company and Executive within 15 business days after delivery by Executive to the Company of a written request for determination. All fees and expenses of said accounting firm shall be borne solely by the Company. Any determination by the accounting firm shall be binding upon the Company and Executive.

     (b) Cause; Other than for Good Reason. If, during the Employment Period, Executive's employment is terminated (i) by the Company for Cause or (ii) by Executive other than for Good Reason, the Company shall pay to Executive in a lump sum in cash within 10 days after the Date of Termination any unpaid salary earned, and any unpaid accrued vacation pay, as of the Date of Termination.

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

     (c) Death or Disability. If, during the Employment Period, Executive's employment is terminated by reason of Executive's death or Disability, the Company shall pay an amount equal to all Accrued Obligations to Executive or Executive's estate or beneficiary, as applicable, in cash a lump sum within 10 days after the Date of Termination.

     5.   Non-Exclusivity of Rights.  If Executive receives payments pursuant to
Section 4(a), Executive hereby waives the right to receive severance payments under any other plan, policy or agreement of the Company. Except as provided in the previous sentence, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans or Policies provided by the Company or any of its Affiliated Companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other agreements with the Company or any of its Affiliated Companies.

     6. Conflicts. In the event of a conflict between the provisions of this Agreement and the terms of any written agreement between the Company and Executive evidencing any equity-based incentive awards with respect to a payment or benefit to be made or provided to Executive this Agreement, whichever of the provisions of this Agreement or such written agreement that are most favorable to Executive will control.

     7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive or others.

     8. No Duty to Mitigate. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as result of employment by another employer or by any retirement benefits which may be paid or payable to Executive; provided, however, that any continued welfare benefits provided for pursuant to Section 4(a)(i)(C) shall not duplicate any benefits that are provided to Executive and Executive's family by such other employer and shall be second to any coverage provided by such other employer.

     9.   Enforcement.

     (a) Reimbursement of Expenses. If Executive incurs legal, accounting, expert witness or other fees and expenses in an effort to establish entitlement to compensation and benefits under this Agreement, the Company shall, regardless of the outcome of such effort, pay or reimburse Executive for such fees and expenses, together with an additional amount such that, after providing for the Taxes payable by Executive in respect of such additional amount, there remains a balance sufficient to pay the Taxes payable by Executive in respect of such payment or reimbursement of fees and expenses by the Company. The Company shall reimburse Executive for such fees and expenses on a monthly basis within 10 days after its receipt of Executive's request for reimbursement accompanied by reasonable evidence that the fees and expenses were incurred.

     (b) Refund. If Executive does not prevail (after exhaustion of all available judicial remedies), and the Company establishes before a court of competent jurisdiction that Executive

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

had no reasonable basis for bringing an action hereunder and acted in bad faith in doing so, no further reimbursement for legal fees and expenses shall be due to Executive and Executive shall refund any amounts previously reimbursed hereunder with respect to such action.

     (c) Interest. If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to 200 basis points over the prime commercial lending rate published from time to time in The Wall Street Journal (Midwest Edition); provided, however, that the interest rate determined in accordance with this Section shall in no event exceed the highest legally-permissible interest rate.

     10.  Successors.

     (a) Successors to Executive. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

     (b) Successors to Company. The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor which has satisfied the provisions of Section 10(c). This Agreement shall inure to the benefit of the Company and such permitted assigns.

     (c) Obligations of Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. All references to the Company shall also refer to any such successor, and the Company and such successor shall be jointly and severally liable for all obligations of the Company under this Agreement.

     11.  Miscellaneous.

     (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to such State's principles of conflict of laws.

     (b) Notices. All notices hereunder shall be in writing and shall be given by hand delivery, nationally-recognized courier service that provides overnight delivery, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive, at Executive's most recent home address on file with the Company.

          If to the Company, to:       PathoGenesis Corporation
                                       Attention: General Counsel
                                       5215 Old Orchard Road, Suite 900
                                       Skokie, Illinois 60077

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice shall be effective when actually received by the addressee.

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

     (c) Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     (d) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (e) Amendments; Waiver. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not result in a waiver of any other term, covenant or condition, and any waiver of any default shall not result in a waiver of any later default.

     (f) Entire Agreement. This Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof, and shall supersede all prior agreements, promises and representations of the parties regarding employment or severance, whether in writing or otherwise.

     (g) No Right to Employment. Except as may be provided under any other agreement between Executive and the Company, the employment of Executive by the Company is at will, and, prior to the Effective Date, may be terminated by either Executive or the Company at any time. Upon a termination of Executive's employment prior to the Effective Date, there shall be no further rights under this Agreement.

     (h) Sections. Except where otherwise indicated by the context, any reference to a "Section" shall be to a section of this Agreement.

     (i) Survival of Executive's Rights. All of Executive's rights hereunder shall survive the termination of Executive's employment.

     (j) Number and Gender. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

     (k) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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

     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

                                       PATHOGENESIS CORPORATION

                                       By _________________________________
                                                   Wilbur H. Gantz
                                                   Chairman and CEO


                                          _________________________________
                                                 [Name of Executive]

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